EXHIBIT 2.6

MERGER CONSIDERATION ILLUSTRATIVE CALCULATION(1)

Inputs
Acquiror share price at signing	$5.51
Average share price(2)	$5.40
Shares of target stock(3)	23,433,123
Total cash payout	$225,000,000
Cash amount	$9.60
Share ratio	4.41

Hypothetical Assumptions
Dissenting shares	100
Non-Electing shares	1,000,000
Cash Electing shares	4,433,023
Stock Electing shares	18,000,000

23,433,123

Calculation of terms as defined in Merger Agreement
Closing cash per share amount	$33.41
Closing stock per share amount	$6.19
Maximum number of cash electing shares	6,732,347
Maximum number of stock electing shares	16,700,676
Cash deficiency ratio	2.30
Stock deficiency ratio	1.30
Cash proration factor	1.52
Stock proration factor	0.93

Outputs

	Value/Share	Total Value	ARM ADSs
A) Stock electing share gets
ADSs	$31.00	$558,036,391	103,340,072
Cash	2.41	43,415,609

Total	$33.41	$601,452,000

	Value/Share	Total Value
B) Cash electing share gets
ADSs	$0.00	$0	—
Cash	33.41	148,125,031

Total	$33.41	$148,125,031

	Value/Share	Total Value
C) Non-electing share gets
ADSs	$0.00	$0	—
Cash	33.41	33,414,000

Total	$33.41	$33,414,000

	Consideration Paid to Shareholders

	Total cash value	$224,954,639
	Total ADS value	558,036,391

	Total	$782,991,031

Value to Cash and Stock Electing Shareholders at Different Election Outcomes and Closing Prices(4)

1) Cash Election Shares Get Cash Equal To:

		Number of Cash Elected Shares
		2,000,000	4,000,000	6,000,000	8,000,000
Average Share Price	6.50	38.27	38.27	37.49	28.12
	6.00	36.06	36.06	36.06	28.12
	5.50	33.86	33.86	33.86	28.12
	5.00	31.65	31.65	31.65	28.12
	4.50	29.45	29.45	29.45	28.12

2) Cash Election Shares Get ADS Equal To:

		Number of Cash Elected Shares
		2,000,000	4,000,000	6,000,000	8,000,000
Average Share Price	6.50	—	—	0.77	10.15
	6.00	—	—	—	7.94
	5.50	—	—	—	5.74
	5.00	—	—	—	3.53
	4.50	—	—	—	1.33

3) Stock Election Shares Get ADS Equal To:

		Number of Stock Elected Shares
		12,000,000	15,000,000	18,000,000	21,000,000
Average Share Price	6.50	38.27	38.27	37.32	31.99
	6.00	36.06	36.06	34.45	29.53
	5.50	33.86	33.86	31.58	27.07
	5.00	31.65	31.65	28.71	24.60
	4.50	29.45	29.45	25.84	22.14

4) Stock Election Shares Get Cash Equal To:

		Number of Stock Elected Shares
		12,000,000	15,000,000	18,000,000	21,000,000
Average Share Price	6.50	—	—	0.95	6.28
	6.00	—	—	1.61	6.53
	5.50	—	—	2.28	6.79
	5.00	—	—	2.94	7.05
	4.50	—	—	3.61	7.30

Notes:

(1)	Note that for purposes of this illustrative calculation, all references to “shares” or “stock” of ARM refer to ADSs. Each ADS represents three ordinary shares.
(2)	Will be based on 10 random trading days selected by both parties from a 20 day lot ending 2 days prior to close
(3)	For illustrative purposes only, assumes that the shares outstanding at close are the same as at August 11, 2004; excludes options.
(4)	Assumes 100 dissenting shares and 1,000,000 non-electing shares. Assumes no Artisan shares elect ordinary shares and all stock electing shares elect to receive ADSs. Each ADS represents three ordinary shares.